Q-SEVEN SYSTEMS INC.
                                Mittelstr. 11-13
                                 40789 Monheim


Offer to acquire Partner Air Shares

Dear Madam, Dear Sir,

In the last weeks the management of Q-Seven Systems Inc. Utah has entered into negotiations with the Leaders and the major shareholder of Partner Air Plc. evaluating the opportunities that evolve out of co-operation of the companies. Since Q-Seven Systems has extensive experience in the online industry and Partner Air has developed a plan to enter the online segment of the executive charter market, many synergies have been discovered. Therefore, the management of Q-Seven Systems has decided to make an offer to the shareholders of Partner Air Plc. to acquire their shares in exchange for common voting stock of Q- Seven Systems Inc, Utah.

Q-Seven Systems, being a publicly held company under American law, is listed at the OTC Bulletin Board under the symbol QSSY. Q-Seven Systems offers you as a shareholder of Partner Air Plc. to exchange your shares with a ratio of 1:30, meaning for every share of Partner Air stock, you will receive 30 shares of Q-Seven Systems.

If you are interested, please complete the attached form and mail it back to given address. Please enclose also your stock certificate of Partner Air stock to enable us to determine the number of shares you will receive in exchange. For technical reasons, we are limiting the time for your response to the date of April 30th 2001. Even if you are not interested in exchanging your shares, please fill out the form accordingly and mail back as said above.

Please consider that we will not be able to exchange certificates that are received after April 30th 2001.

The management of Q-Seven Systems Inc, feels, that this is a great opportunity for both our companies and is convinced that you can recognize the benefits as clearly as we do.

Yours sincerely
Q-Seven Systems Inc.

/s/ Philipp Kriependorf

Philipp Kriependorf